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                                                                    EXHIBIT 12.1

                          FIRST REPUBLIC BANCORP INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                 YEAR ENDED DECEMBER 31,
                                        ------------------------------------------
                                          1996     1995     1994    1993    1992
                                        -------- -------- -------- ------- -------
                                                     ($ IN THOUSANDS)
I.   Income before income taxes.......  $ 21,270 $  1,856 $ 12,238 $21,399 $19,805
                                        ======== ======== ======== ======= =======
II.  Fixed charges, excluding
      interest on customer deposits:
     Total interest on debentures and
      other borrowings................  $ 41,009 $ 42,780 $ 30,411 $21,599 $19,340
                                        ======== ======== ======== ======= =======
III. Fixed charges, including inter-
      est on customer deposits:
     Interest on debentures and other
      borrowings......................  $ 41,009 $ 42,780 $ 30,411 $21,599 $19,340
     Interest on customer deposits....    72,025   62,133   41,024  35,318  39,636
                                        -------- -------- -------- ------- -------
     Total fixed charges including
      interest on customer deposits...  $113,034 $104,913 $ 71,435 $56,917 $58,976
                                        ======== ======== ======== ======= =======
IV.  Ratio of earnings to fixed
      charges:
     Excluding interest on customer
      deposits........................      1.52     1.04     1.40    1.99    2.02
     Including interest on customer
      deposits........................      1.19     1.02     1.17    1.38    1.34
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